Exhibit 99.1

Schnitzer Steel Reports Second Quarter 2010 Financial Results

Strong Operating Performance Leads to Highest Earnings Since the Downturn Began

PORTLAND, Ore.--(BUSINESS WIRE)--April 7, 2010--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported diluted earnings per share from continuing operations of $0.62 for its fiscal 2010 second quarter ended February 28, 2010. This compares with a diluted loss per share from continuing operations of ($0.18) for the same quarter of fiscal 2009.

Summary of Results from Continuing Operations	Second	Second	First
($ in millions)	Quarter	Quarter	Quarter
	2010*	2009*	2010*
Revenues	$ 564	$ 407	$ 394
Operating Income (Loss)	$ 29	($ 14)	$ 9
Net Income (Loss) from Continuing Operations Attributable to SCHN**	$ 18	($ 5)	$ 6

* Excludes the results from discontinued operations.
**Excludes the income (loss) attributable to non-controlling interests.

“This marks our highest level of earnings since the downturn began in the first quarter of fiscal 2009. Our second quarter results reflect strong operational performance, as well as continued broad-based demand for recycled metals,” said Tamara Lundgren, President and Chief Executive Officer. “We achieved a second quarter record for ferrous sales volumes, continued to tightly manage our variable costs and continued to fund our investments in capital expenditures and acquisitions that are designed to fuel future growth.”

Drivers of the results, by business unit, for the second quarter, included:

  The Metals Recycling Business successfully capitalized on ongoing demand from export customers. Total sales volumes of processed ferrous metals were at record levels for the second quarter. The business saw improvements in net sales prices and margins, with operating income of $29 million and an operating profit margin of $24 per ferrous ton, up from $21 per ferrous ton in the first quarter of fiscal 2010.
  The Auto Parts Business generated record second quarter operating income of $13 million, double the previous record of $6 million set in the second quarter of fiscal 2008. The improvement in operating profit margin, to 23%, reflected a strong operational performance and improved metal spreads. Vehicle purchases approximated the levels of the first quarter of fiscal 2010, excluding the benefit of the federal Cash-for-Clunkers program in the first quarter.
  The Steel Manufacturing Business, in the face of continuing weakness in domestic demand for its finished steel products, continued its cost containment programs and achieved price increases compared with the first quarter of fiscal 2010 to offset higher raw material costs. The unit’s operating loss improved from the first quarter of fiscal 2010.

Metals Recycling Business: Results

The Metals Recycling Business saw improved results in the fiscal 2010 second quarter compared with recent comparable periods.

Summary of Metals Recycling Business	Second	Second	First
($ in millions, except selling prices; ferrous volumes in thousand long tons; nonferrous volumes in million pounds)	Quarter	Quarter	Quarter
	2010	2009	2010
Total Revenues	$ 489	$ 337	$ 316
Ferrous Revenues	$ 400	$ 298	$ 232
Ferrous Volumes	1174	1083	757
Avg. Net Ferrous Sales Price ($/LT) (1)	$ 297	$ 253	$ 277
Nonferrous Volumes	105	77	110
Avg. Net Nonferrous Sales Prices ($/LB) (1)	$ 0.80	$ 0.45	$ 0.73
Operating Income	$ 29	$ 5	$16

(1) Sales prices are shown net of freight.

“The steady improvement in demand, which we anticipated in the first quarter, continued to materialize in the second quarter, enabling us to achieve a 55% increase in Metals Recycling revenues over the first quarter of fiscal 2010,” said Lundgren. “The fundamental drivers of our Metals Recycling Business remained positive, with continued broad-based demand in the world’s export markets, our ability to maintain a steady inflow of scrap, as well as a significant recovery of domestic demand. These trends drove improvements in ferrous pricing and sales volumes.”

Sales Volumes: Sales volumes in the second quarter increased as expected after the typically weak first quarter, driven by continuing strong export demand. The 55% improvement in revenues was aided by higher inventories at the beginning of the quarter.

Export customers accounted for 79% of the ferrous sales volume. China, accounting for less than one-third of the total export volumes, was the top export destination, followed by South Korea, Thailand and Turkey, with shipments in the quarter to 10 countries.

Nonferrous sales volumes were broadly in line with the volumes in the first fiscal quarter of 2010 and were up sharply over last year’s second fiscal quarter.

Pricing: Ferrous scrap net sales prices averaged $297 per ton in the second quarter of fiscal 2010, at the high end of the range of $237 to $326 per ton for the second fiscal quarters beginning in 2007. Ferrous prices reflected the broad-based demand in both the export and domestic markets.

Nonferrous sales prices improved slightly in the second quarter over the first quarter, but were nearly double the levels in the second quarter of fiscal 2009.

The higher volumes and prices in the second fiscal quarter of 2010 drove revenues up 45% compared with the second quarter of 2009 and 55% compared with the first quarter of fiscal 2010, as expected.

Margins: Operating income margin of $24 per ferrous ton compared favorably with $21 per ferrous ton in the first quarter of fiscal 2010 and $5 per ferrous ton in the second quarter of fiscal 2009. The improved margins were aided by the higher ferrous and nonferrous prices and the benefits of enhancements in operating efficiencies and productivity.

Metals Recycling Business: Outlook

The following summary of management’s outlook for the Metals Recycling Business in the third quarter of fiscal 2010 is subject to uncertainty that may affect future results.

Sales Volumes. Ferrous and nonferrous sales volumes are expected to improve slightly over this fiscal year’s second quarter, reflecting the continuing strength of export demand and the continuing recovery of domestic demand. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Pricing. Ferrous and nonferrous net sales prices are expected to be improved in the third fiscal quarter of 2010 compared with the second quarter.

Margins. Margins per ton in the third quarter of fiscal 2010 are expected to approximate or be slightly improved from the levels achieved in the second quarter, while remaining significantly higher on a year-over-year basis.

Auto Parts Business: Results

The Auto Parts Business recorded its fifth consecutive sequential increase in operating income from continuing operations.

Summary of Auto Parts Business	Second	Second	First
($ in millions, except locations)	Quarter	Quarter	Quarter
	2010*	2009*	2010*
Revenues	$ 55	$ 31	$ 55
Operating Income (Loss)	$ 13	($ 2)	$ 10
Self-Service Locations	45	40	43

*Excludes the results from discontinued operations.

“The Auto Parts Business delivered operating income at record levels for our second quarter. The 2010 result of $13 million is double our previous record for second quarter operating income, achieved in fiscal 2008,” said Lundgren. “We continued to see a strong flow of vehicles purchased, with second quarter levels approximating the strong levels in the first quarter of fiscal 2010 and the fourth quarter of fiscal 2009, excluding the vehicles purchased through the Cash-For-Clunkers program in those periods.”

Revenues: Revenues from continuing operations remained unchanged from the first quarter of 2010, but increased 75% over the second quarter of fiscal 2009. The year-over-year improvement reflected higher revenues across all major components of sales: cores, scrap, parts and admissions, as well as the increase from 40 to 45 store locations.

Margins: Operating margins of 23% increased from 19% in the first quarter, reflecting a strong operational performance and improved spreads between the cost of purchasing vehicles and core and scrap prices. In comparison, in the second quarter of fiscal 2009 operating margins were negative due to the economic slowdown and the resulting drop in commodity prices.

Auto Parts Business: Outlook

The following summary of management’s outlook for the Auto Parts Business in the third quarter of fiscal 2010 is subject to uncertainty that may affect future results.

Revenues. Compared with the second quarter of fiscal 2010, revenues in the third quarter of fiscal 2010 are expected to increase 10% to 20%, reflecting normal seasonal improvements in parts sales and higher prices for ferrous scrap.

Margins. Third quarter operating profit margins from continuing operations are expected to approximate the strong margins achieved in the second quarter of fiscal 2010.

Steel Manufacturing Business: Results

The Steel Manufacturing Business continued to be impacted by overall weak domestic demand, but benefited from higher sales prices compared with the first quarter of fiscal 2010 and the impact of its rigorous cost containment programs, which reduced its operating loss.

Summary of Steel Manufacturing Business	Second	Second	First
($ in millions, except selling prices;	Quarter	Quarter	Quarter
volumes in thousand tons)	2010	2009	2010
Revenues	$ 56	$ 52	$ 69
Avg. Net Sales Prices ($/T)(1)	$ 556	$ 570	$ 520
Finished Goods Sales Volumes(1)	96	83	100
Operating Income (Loss)	($ 2)	($ 6)	($ 8)

(1) Excludes billet sales.

“Market demand on the U.S. West Coast for manufactured steel products remained weak in the second quarter of fiscal 2010, leading to low levels of sales volumes,” said Lundgren. “We continued our successful cost containment efforts and were able to pass through price increases to bring this business closer to breakeven while further positioning it to take advantage of improvements in demand as infrastructure spending resumes.”

Sales Volumes: Finished goods sales volumes decreased 4% from the first quarter of fiscal 2010 but increased 17% over the second quarter of fiscal 2009.

Pricing: Average net sales prices for finished steel products increased by nearly 7%, or $36 per ton, compared with the first quarter of fiscal 2010 and declined by nearly 2% compared to the second quarter of fiscal 2009.

Margins: The negative operating margins for the second quarter showed a marked improvement over the higher negative margins on both a year-over-year and quarter-over-quarter basis. Margin improvement for the quarter resulted from continued cost control and increases in sales prices over the first quarter of fiscal 2010.

Steel Manufacturing Business: Outlook

The following summary of management’s outlook for the Steel Manufacturing Business in the third quarter of fiscal 2010 is subject to uncertainty that may affect future results.

Sales Volumes: While overall market demand is expected to remain weak in the third quarter of fiscal 2010 compared with historic levels, sales volumes are expected to improve by 10% to 20% compared with the second quarter of fiscal 2010. The business remains one of the few West Coast producers of manufactured steel products, leaving it well positioned to capitalize on stimulus and infrastructure spending when it occurs.

Pricing: The Company expects a further improvement in average sales prices due to anticipated price increases.

Margins: Third quarter fiscal 2010 operating profit margins are expected to improve to breakeven levels, reflecting higher sales prices and a full quarter’s benefit from previous cost containment actions.

Discontinued Operations

The Company completed the sale of its Greenleaf full-service used auto parts business to LKQ on Oct. 2, 2009. For comparison purposes, the net losses and fully diluted losses per share directly attributable to Greenleaf for prior periods are displayed separately in the Company’s financial statements as “Discontinued Operations.”

Corporate Items

The Company’s effective tax rate for the quarter was 34%, which approximates the expected tax rate for the remainder of the year.

Net debt of $68 million at the end of the second fiscal quarter of 2010 represented a decline by $82 million from the first quarter. The Company’s net debt to capital ratio of 7% at the end of the second quarter marked a significant improvement from 14% at the end of the first quarter of fiscal 2010.

Analysts’ Conference Call: Second Quarter of Fiscal 2010

A conference call and slide presentation to discuss results will be held today, April 7, 2010, at 5:00 p.m. ET. It will be hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company’s website at www.schnitzersteel.com.

The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 45 self-service facilities located in 14 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 104th year of operations in fiscal 2010.

Safe Harbor for Forward-Looking Statements

This news release, particularly the Outlook sections, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected product demand, pricing, sales volumes, operating margins, operating income, tax rates and benefits of cost containment measures. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; the Company's ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; adverse impact of climate changes, including as a result of treaties, legislation or regulations; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or "Risk Factors" in the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement, except as may be required by law.

Non-GAAP Financial Measures

Debt, net of cash

Debt, net of cash is the difference between (i) the sum of long-term debt and short-term debt (i.e., total debt) and (ii) cash and cash equivalents. Management believes that debt, net of cash is a useful measure for investors. In management’s view, because cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of the Company’s leverage.

Management believes that this non-GAAP financial measure allows for a better understanding of the Company’s operating and financial performance. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measure. The following is a reconciliation of debt, net of cash (in thousands):

	February	November
	28, 2010	30, 2009
Short-term borrowings and capital lease obligations, current	$ 1,161	$ 24,990
Long-term debt and capital lease obligations, net of current maturities	100,143	144,798
Total debt	101,304	169,788
Less: cash and cash equivalents	33,573	19,981
Total debt, net of cash	$ 67,731	$ 149,807

Net Debt to Capital (Leverage) ratio

The leverage ratio of net debt to capital ratio is the total debt, net of cash, as a percentage of total debt, net of cash plus shareholder equity. Management believes that this net debt leverage ratio is a useful measure for investors.

	February	November
	28, 2010	30, 2009
i) Total debt, net of cash	$67,731	$149,807
ii) Total Capital:
a) Total debt, net of cash	67,731	149,807
b) Shareholder Equity	936,211	915,690
	1,003,942	1,065,497

Net debt to capital ratio (i/ii)	7%	14%

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	November 30,	February 28,
	2010 (1)	2009 (1)	2009 (1)

REVENUES:

Metals Recycling Business:
Ferrous sales	$399,995	$232,009	$297,757
Nonferrous sales	87,748	82,854	36,999
Other sales	1,607	1,609	2,076
TOTAL MRB SALES	489,350	316,472	336,832

Auto Parts Business	54,803	55,261	31,354
Steel Manufacturing Business	55,544	68,680	51,925
Intercompany sales eliminations	(35,369)	(46,131)	(13,432)
TOTAL	$564,328	$394,282	$406,679

INCOME (LOSS) FROM CONTINUING OPERATIONS:

Metals Recycling Business	$28,671	$15,909	$5,264
Auto Parts Business	12,871	10,417	(2,370)
Steel Manufacturing Business	(2,124)	(7,565)	(6,395)
Corporate expense	(10,431)	(8,349)	(9,670)
Intercompany eliminations	(450)	(1,130)	(1,312)
OPERATING INCOME (LOSS)	28,537	9,282	(14,483)

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	November 30,	February 28,
	2010	2009	2009

Revenues	$564,328	$394,282	$406,679

Cost of goods sold	496,582	350,938	379,571
Selling, general and administrative	39,661	34,446	42,114
Environmental matters	(532)	150	(467)
(Income) loss from joint ventures	80	(534)	(56)

Operating income (loss)	28,537	9,282	(14,483)

Other income (expense):
Interest expense	(695)	(618)	(840)
Other income	471	419	873
Other income (expense)	(224)	(199)	33

Income (loss) from continuing operations before income taxes	28,313	9,083	(14,450)

Income tax (expense) benefit	(9,736)	(1,864)	9,554

Income (loss) from continuing operations	18,577	7,219	(4,896)

Income (loss) from discontinued operations, net of tax	(72)	(14,974)	(1,997)

Net income (loss)	18,505	(7,755)	(6,893)

Net income attributable to noncontrolling interests	(1,046)	(814)	(72)

Net income (loss) attributable to SSI	$17,459	$(8,569)	$(6,965)

Basic:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	$0.63	$0.23	$(0.18)
Income (loss) per share from discontinued operations attributable to SSI	(0.00)	(0.54)	(0.07)
Net income (loss) per share attributable to SSI	$0.63	$(0.31)	$(0.25)

Diluted:
Income (loss) per share from continuing operations attributable to SSI (1) (2)	$0.62	$0.23	$(0.18)
Income (loss) per share from discontinued operations attributable to SSI	(0.00)	(0.53)	(0.07)
Net income (loss) per share attributable to SSI	$0.62	$(0.30)	$(0.25)

Weighted average number of common shares:
Basic	27,873	27,803	28,193
Diluted	28,117	28,130	28,193

Dividends declared per common share	$0.017	$0.017	$0.017

(1) Excludes income (loss) attributable to noncontrolling interests
(2) Net income (loss) used in EPS calculation:
Income (loss) from continuing operations	$18,577	$7,219	$(4,896)
Net income attributable to noncontrolling interests	(1,046)	(814)	(72)
Income (loss) from continuing operations attributable to SSI	17,531	6,405	(4,968)
Loss from discontinued operations, net of tax	(72)	(14,974)	(1,997)
Net income (loss) attributable to SSI	$17,459	$(8,569)	$(6,965)

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

			Total YTD					Total
	Q1 FY10	Q2 FY10	FY10	Q1 FY09	Q2 FY09	Q3 FY09	Q4 FY09	FY09
Metals Recycling Business
Ferrous Processing Selling Prices ($/LT)(1)
Domestic(2)	$271	$294	$282	$371	$209	$186	$250	$275
Exports	280	298	292	353	259	228	251	262
Average	277	297	289	359	253	223	251	264

Ferrous Processing Sales Volume (LT)(2)
Cascade	122,171	80,728	202,899	145,493	29,761	55,162	104,428	334,844
Domestic	134,595	160,424	295,019	129,620	99,275	86,555	101,972	417,422
Export	499,899	933,123	1,433,022	503,635	954,003	895,167	1,083,472	3,436,277
Total Processed	756,665	1,174,275	1,930,940	778,748	1,083,039	1,036,884	1,289,872	4,188,543

Nonferrous Average Price ($/pound)(1)	$0.73	$0.80	$0.76	$0.78	$0.45	$0.51	$0.63	$0.61

Nonferrous Sales Volume (pounds, in thousands)	110,247	104,892	215,139	107,359	76,822	90,226	122,649	397,056

Steel Manufacturing Business
Sales Prices ($/NT)(1)(3)
Average	$520	$556	$538	$864	$570	$524	$509	$617

Sales Volume (NT)(3)
Rebar	55,875	42,588	98,463	46,917	56,588	52,749	70,542	226,796
Coiled Products	38,051	47,660	85,711	45,051	19,332	25,798	36,949	127,130
Merchant Bar and Other	6,249	6,124	12,373	6,235	6,783	6,820	7,343	27,181
Total	100,175	96,372	196,547	98,203	82,703	85,367	114,834	381,107

Auto Parts Business
Number of self-service locations at end of quarter	43	45	45	38	40	39	39	39
Number of full-service sites at end of quarter	-	-	-	18	18	18	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	February 28, 2010	August 31, 2009	February 28, 2009
Assets
Current assets:
Cash and cash equivalents	$33,573	$41,026	$8,736
Accounts receivable, net	160,483	117,666	127,213
Inventories, net	203,564	184,455	238,112
Other current assets	22,143	67,867	57,281
Total current assets	419,763	411,014	431,342

Property, plant and equipment, net	429,545	447,228	463,375

Goodwill and other assets	419,620	409,991	405,234

Total assets	$1,268,928	$1,268,233	$1,299,951

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,161	$1,317	$19,155
Other current liabilities	134,878	138,812	144,110
Total current liabilities	136,039	140,129	163,265

Long-term debt	100,143	110,414	130,636

Other long-term liabilities	96,535	94,940	68,388

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) Shareholders’ equity	931,939	919,367	934,822
Noncontrolling interests	4,272	3,383	2,840
Total equity	936,211	922,750	937,662

Total liabilities and shareholders’ equity	$1,268,928	$1,268,233	$1,299,951

CONTACT:
Schnitzer Steel Industries, Inc.
Investors:
Rob Stone, 503-224-9900
ir@schn.com
or
Media:
Tom Zelenka, 503-323-2821
www.schnitzersteel.com